Exhibit 10.15


July 21, 1998



Ronald G. Evens, M.D.
Mallinckrodt Institute of Radiology
510 South Kingshighway
St. Louis, MO  63110

Dear Dr. Evens:

This letter agreement, which supersedes all other agreements and renewals thereto on this subject is for the purpose of stating the terms and conditions under which you agree to serve Mallinckrodt Inc., a Delaware corporation, (hereinafter MALLINCKRODT) in a consulting capacity.

You agree to serve MALLINCKRODT in a consulting capacity during the period commencing on August 1, 1998 and ending on December 31, 1999. It is understood that you may terminate this Agreement at any time upon thirty (30) days written notice to MALLINCKRODT and that MALLINCKRODT may terminate this Agreement on ninety (90) days written notice to you.

During the consulting period you shall serve as an advisor to MALLINCKRODT and in that capacity you will review and evaluate the research and development programs and plans of MALLINCKRODT and provide such other advice and assistance in your general areas of expertise as may be requested from time to time. It is understood and agreed that during the consulting period you will devote two (2) four (4) hour days each month and such additional hours as may be mutually agreed upon to the services of MALLINCKRODT.

As consideration for your services hereunder, MALLINCKRODT agrees to pay you as follows:

     During the period August 1, 1998 through December 31,1999, at an annual rate of Forty Thousand Eight Dollars ($40,008.00) in twelve (12) monthly installments of Three Thousand Three Hundred Thirty-Four Dollars ($3,334.00) each.

It is understood that MALLINCKRODT may designate places and locations where you will provide your services in a consulting capacity and where this requires you to travel away from St. Louis, Missouri, MALLINCKRODT will reimburse you for the reasonable travel and living expenses incurred by you upon submission by you and approval by MALLINCKRODT of an itemized account of the expenses for which you seek reimbursement.

You agree to maintain in confidence and not use except for purposes of this consulting agreement any confidential information of a business as well as of a technical nature, disclosed to you by MALLINCKRODT or developed by you as a result of your services to MALLINCKRODT hereunder. Upon termination of this Agreement or any extensions thereof or at any other time that MALLINCKRODT so requests, you also agree to transmit to MALLINCKRODT any written, printed or other materials embodying such confidential information including any copies or excerpts thereof given to you or prepared by you in connection with your consulting services for MALLINCKRODT. It is understood and agreed that this obligation of confidentiality and non-use shall continue at all times beyond the consulting period and any extensions thereof. This obligation of confidentiality and non-use shall not apply to information which (1) is or later becomes publicly known under circumstances involving no breach of this Agreement by you; (2) was already known to you at the time of receipt of such information from MALLINCKRODT; or (3) is legally made available to you by a third party. Your obligations of confidentiality and non-use shall survive the expiration or termination of this Agreement.

You agree that during the consulting period you will not enter into any other consulting agreement in the radiopharmaceutical and contrast media fields without the prior written consent of MALLINCKRODT which consent shall not be unreasonably withheld.

It is understood and agreed that any and all inventions and discoveries whether or not patentable which you conceive and/or make within the consulting period and any extensions thereof and which result from information received from MALLINCKRODT or are developed by you pursuant to your services for MALLINCKRODT shall be the sole and exclusive property of MALLINCKRODT and that you will upon request by MALLINCKRODT promptly execute any and all applications, assignments or other instruments which MALLINCKRODT shall deem necessary or useful in order to apply for and obtain Letters Patent in the United States and all other countries for said inventions and discoveries and in order to assign and convey to MALLINCKRODT the sole and exclusive right, title and interest in and to said inventions, discoveries, patent applications and patents thereon. It is understood that MALLINCKRODT will bear the cost of preparation of all such patent applications and assignments and the cost of the prosecution of all such patent applications in the United States Patent Office and the patent offices of other countries.

If the foregoing meets with your understanding and approval, please so indicate by executing this letter in duplicate at the place indicated below and returning one of the signed duplicates to me.

Very truly yours,                          ACCEPTED & AGREED TO:

MALLINCKRODT INC.                          RONALD G. EVENS, M.D.


By: /s/ C. R. Holman                       /s/ Ronald G. Evens, M.D.
    ------------------------------------   -------------------------
    C.R. Holman, Chief Executive Officer   Dated:  August 4, 1998